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                                                               Exhibit 99.2

                           EXCHANGE AGENCY AGREEMENT


This Agreement is entered into as of         , 1996 between IBJ Schroder Bank &
                                     ----- --
Trust Company, a corporation organized under the laws of the State of New York, as Exchange Agent (the "Agent") and Park Communications, Inc., a corporation organized under the laws of the State of Delaware, (the "Company").

The Company proposes to exchange, upon terms and conditions set forth in a Prospectus and Letter of Transmittal, $1,000.00 principal amount of its Series B 13 3/4 % Senior Pay-in-Kind Notes due 2004 (the "Series B Notes") which have been registered under the Securities Act of 1933, for each $1,000.00 principal amount of its outstanding 13 3/4 % Senior Pay-in-Kind Notes due 2004 (the "Series A Notes"), of which $80,000,000 in aggregate principal amount will be outstanding as of the date the exchange begins. The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes, except for their designation, for the fact that the former are registered and thus will not bear legends restricting their transfer, and for the fact that holders of the former will not be entitled to certain rights under a registration rights agreement, which rights terminate upon consummation of the exchange offer. The
effective date of the exchange is         , 1996, and its termination date is
                                  ----- --
        , 1996.
- ----- --

Subject to the provisions hereof, the Company hereby appoints and the Agent hereby accepts the appointment as Exchange Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of Series A Notes (the "Certificates") in accordance with the form of Letter of Transmittal attached hereto (the "L/T") and with the terms and conditions set forth herein (the "Exchange Offer").

The Agent has received the following documents in connection with its appointment:

     (1)  L/T;
     (2)  Specimen Certificates;
     (3)  Notice of Guaranteed Delivery; and
     (4)  Prospectus.

The Agent shall receive from Depository Trust Company ("DTC") no later than 5:00 pm, New York City Time, on the effective date (as specified above), a list of all holders of Certificates eligible to participate in the Exchange Offer, to include the amount owned of record by each such holder.

The Agent is authorized and hereby agrees to act as follows:

     (a) to mail copies of the Exchange Offer documents as provided by the Company to all holders of the Certificates;
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     (b)  to receive all tenders of Certificates made pursuant to the Exchange
          Offer and stamp the L/T with the day, month and approximate time of receipt;

     (c) to examine each L/T and Certificate received to determine that all requirements necessary to constitute a valid tender have been met;

     (d) to take such actions necessary and appropriate to correct any irregularity or deficiency associated with any tender which does not meet the requirements in the L/T;

     (e) to follow instructions of Wright M. Thomas with respect to the waiver of any irregularities or deficiencies associated with any tender;

     (f)  to hold all valid tenders subject to further instructions from Wright
          M. Thomas;

     (g) to render a written report, in the form of Exhibit A attached hereto, on each business day during the Exchange Offer and promptly confirm, by telephone or facsimile, the information contained therein to Wright
          M. Thomas at telephone (606) 252-7275, facsimile (606) 226-9609;


     (h) to follow and act upon any written amendments, modifications or supplements to these instructions, any of which may be given to the Agent by the President, any Vice President or the Secretary of the Company or such other person or persons as they shall designate in writing;

     (i) to return to the presentors, in accordance with the provisions of the L/T, any Certificates that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived;

The Agent shall:

     (a) have no duties or obligations other than those specifically set forth herein;

     (b) not be required to refer to any documents for the performance of its obligations hereunder other than this Agreement, the L/T and the documents required to be submitted with the L/T; other than such documents, the Agent will not be responsible or liable for any directions or information in the Offering Circular or any other document unless the Agent specifically agrees thereto in writing;
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     (c)  not be required to act on the directions of any person, including the persons named above, unless the Company provides a corporate resolution to the Agent or other evidence satisfactory to the Agent of the authority of such person;

     (d) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of
          (i) the Exchange Offer, (ii) any Certificates, L/T's or documents prepared by the Company in connection with the Tender Offer or (iii) any signatures or endorsements, other than its own;

     (e) be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

     (f) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

     (g) be able to consult with counsel satisfactory to it (including counsel for the Company) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

     (h) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the value of the consideration to be received;

     (i) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

     (j) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities

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          and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto;

     (k) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act;

     (l) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Agent to be taken or omitted, in good faith and in the exercise of the Agent's best judgement, in reliance upon such assumption; and

     (m) have no liability whatsoever in connection with Certificates tendered to it which may have stops placed against them or in connection with the payment made against stopped certificates unless it is furnished with a stop list from the transfer agent.

The Agent shall be entitled to compensation as set forth in Exhibit B attached hereto.

The Company covenants and agrees to reimburse the Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent and the Company at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

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 If to the Agent, to:

               IBJ Schroder Bank & Trust Company
               One State Street
               New York, NY 10004
               Attention:  Corporate Agency Administration
               Telephone:  (212) 858-2103
               Facsimile:  (212) 858-2611

If to the Company, to:

               Wright M. Thomas, President
               Park Communications, Inc.
               1700 Vine Center Office Tower
               333 West Vine Street
               Lexington, Kentucky  40507
               Telephone:  (606) 252-7275
               Facsimile:  (606) 226-9609

with copies to:

               Gregory A. Weingart, Esquire
               Eckert Seamans Cherin & Mellott
               600 Grant Street, 42nd Floor
               Pittsburgh, PA  15219
               Telephone:  (412) 566-6062
               Facsimile:  (412) 566-6099

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

                    IBJ Schroder Bank & Trust Company



                    By:
                         -------------------------------
                         Title:


                    Park Communications, Inc.



                    By:
                         -------------------------------
                         Title:

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                                   EXHIBIT A


                              SAMPLE REPORT LETTER



                         Date:
                               -----------------
                      Report Number:
                                     -----------------
                         As of Date:
                                     -----------------


Name of Client
Address of Client
City, State, Zip

                           Re:   Description of Offer



Gentlemen:

As Exchange Agent for the above Offer dated                , we hereby render
                                            ---------------
the following report:



Shares previously received:
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Shares received today:
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     Total Shares received to date:
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Very truly yours,

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